SEPARATION AGREEMENT

AGREEMENT, made as of August 1, 2006, by and among Maverick Oil and Gas, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Nevada and V. Ray Harlow, ("Harlow"), an individual presently residing within the State of Florida.

W I T N E S S E T H

WHEREAS, the Company and Harlow are parties to an employment agreement dated March 9, 2005 (the "Employment Agreement") pursuant to which Harlow served as Chief Executive Officer of the Company; and

WHEREAS, the Company and Harlow desire to terminate the Employment Agreement, together with any and all other arrangements, agreements or understandings between them, and except as otherwise set forth herein, to terminate any and all claims that relate in any manner to any matter arising out of or relating in any way to Harlow’s employment with or separation from the service of the Company, or that otherwise relate to Harlow’s relationship with the Company, and to take the other actions as provided below.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereto, intending to be legally bound hereunder, agree as follows:

1.	Termination of Employment Agreement; Resignation from Office.

1.1        Under and subject to the agreements and covenants in this Agreement, the parties hereto agree that the Employment Agreement is hereby terminated, effective as of August 1, 2006 (the "Effective Date"), except to the extent hereafter provided. Harlow and the Company also agree that any other arrangements, agreements and understandings between them relating in any way to Harlow’s employment by the Company or services on behalf of the Company, are also terminated and no longer of any force and effect, except to the extent hereafter provided. Harlow acknowledges that he shall be entitled to no further compensation or benefits under the Employment Agreement or any other arrangements, agreements or understandings with the Company after the Effective Date, except for the severance and other amounts described in this Agreement.

1.2        In conjunction with the termination of the Employment Agreement, Harlow hereby resigns in all capacities as a director, officer and employee of the Company as of the Effective Date, and does thereby relinquish any of the powers, duties or authorities otherwise bestowed upon an officer or employee under either the Employment Agreement or under applicable federal law or the laws of the State of Nevada.

1.3        The parties agree that such resignation and termination of the Employment Agreement are not related to or as a result of, a disagreement relating to the Company’s operations, policies or practices. The Company agrees that in any publicly released materials it

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will attribute the resignation to such causes as Harlow and the Company shall mutually agree upon. Harlow and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning the termination of the Employment Agreement and this Agreement. With regard to the subject matter of this Agreement, neither Harlow nor the Company shall issue any news releases or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports, in which such latter event any statements made shall be consistent with prior statements agreed to by the other party.

2.	Release of Obligations.

2.1       In consideration of the agreements of Harlow set forth in this Agreement, the Company, intending to be legally bound hereby, releases and forever discharges Harlow, his heirs, executors, administrators, successors and assigns (collectively "Harlow Releasees"), from all claims, charges, complaints, contracts (including the Employment Agreement) or causes of action, including attorneys fees and costs (collectively, "Claims"), except that such release shall not apply: (i) with respect to Harlow’s obligations under this Agreement; (ii)  to the extent that the underlying action or inaction of Harlow forming a basis for such Claim was taken by Harlow outside the scope of his duties under his Employment Agreement; (iii) to the extent that the underlying action or inaction of Harlow forming a basis for such Claim, if taken by Harlow during the term of his Employment Agreement, would have given rise to a termination for cause under his Employment Agreement; and (iv) to the extent that, by virtue of such  underlying action or inaction, Harlow would not otherwise be eligible for indemnification under the Company’s Articles of Incorporation and Bylaws for any Claim relating to such action or inaction.

2.2       In consideration of the benefits provided to Harlow by the Company under this Agreement, Harlow, intending to be legally bound hereby releases and forever discharges the Company, its shareholders, officers directors employees agents, subsidiaries, successors, assigns and affiliates, and all its and their employees, agents and directors and their respective heirs, executors, administrators, successors and assigns (collectively "Company Releasees"), from all claims, charges, complaints, contracts (including the Employment Agreement) or causes of action including attorneys fees and costs except with respect to the Company’s obligations under this Agreement, and which Harlow now has or may or can hereafter have, known or unknown, by reason of any cause whatsoever, on account of, or in anyway arising out of any transactions or events which have occurred prior to the signing of this Agreement, and specifically with regard to or relating to the Harlow’s employment with the Company or the termination thereof, The Age Discrimination In Employment Act, which, among other things, prohibits discrimination in employment on account of a person’s age; Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person’s race, color, religion, sex, or national origin; The Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which among other things, prohibits interference with individual rights protected under the statute; The Americans with Disabilities Act, which among other things, prohibits discrimination relating to employment on account of a person's handicap or

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disability; The Family and Medical Leave Act, which, among other things, prohibits taking adverse employment actions against eligible employees taking leave from work, as provided by law, for the birth and care of a child; placement of an adopted or foster child; the care of a parent, spouse or child with a serious health condition; or the care of the employee’s own serious health condition; The Florida Civil Rights Act, which, among other things, prohibits discrimination in employment on account of a person’s race, color, religion, sex, national origin, age, handicap or marital status; Section 448.101, et seq., Florida Statutes, which, among other things, prohibits retaliation against employees for disclosing or threatening to disclose to a governmental agency a violation of law, rule or regulation on the part of an employer or for objecting to an activity of an employer which is in violation of a law, rule or regulation; but excluding claims for accrued or vested benefits under any Company sponsored welfare, benefit or pension plan, or any similar federal, state or local statutes, ordinances or regulations. Harlow acknowledges that he has not heretofore filed any claims against Releasees in a court of law or with any governmental agency.

2.3       Harlow agrees that he shall not become a member of a class action in a court of law against any of the Company Releasees, together or separately, based on a claim or claims which arose prior to or on the date Harlow signed this Agreement and which claim or claims relates or relate in any way to his employment with Company and/or separation from his employment with Company. Harlow agrees that should he somehow become a member of such a class that he will release and forever discharge each of the Company Releasees from any and all liability which may result from that claim or those claims (including, but not limited to, attorney's fees, costs and/or liquidated damages) and will not participate in any recoveries which may result from that claim or those claims (including, but not limited to, attorney's fees, costs and/or liquidated damages).

3.	Certain Obligations of Employment Agreement to Survive.

3.1        Notwithstanding the above, the Company and Harlow agree that Sections 11 and 12 of the Employment Agreement shall survive the termination thereof and shall continue in effect through July 31, 2007, provided, however: (i) that the term “Competitive Business” (as the term is defined in the Employment Agreement) shall be limited only to those businesses, projects, developments, ventures or activities, of whatever form or structure, within the counties in Arkansas in which the Company has an interest in an ongoing project, or within a two mile radius of any area covered by the Company’s interest in its Barnett Shale project; and (ii) that Harlow will not be prohibited from soliciting the employment of any existing Company personnel. The terms of this paragraph shall survive this Agreement. Subject to the foregoing limitations, Harlow reaffirms that his continuing obligations of non-disclosure and non-competition are in exchange for valuable consideration received by him in this Agreement.

3.2        The Company agrees that for and in consideration of compliance by Harlow with the covenants and agreements contained herein, it shall continue to indemnify and hold Harlow harmless in the manner and to the extent provided for in the Company’s Bylaws and Articles of Incorporation, as in effect on the date hereof, the terms of which shall survive this Agreement. The Company shall maintain Directors' and Officers' insurance coverage in at least the amounts and with at least the coverage maintained as of the date of this Agreement through expiration date of the current policy maintained by the Company.

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3.3        Harlow agrees that he will not hereafter willingly or voluntarily assist or otherwise participate in any charge, complaint, claim, arbitration, suit, action, cause of action, petition or investigation, brought against Company or any of the Company Releasees, together or separately, by anyone other than the Equal Employment Opportunity Commission or similar state or local civil rights agencies unless otherwise required by law, legal order or legal process.

3.4        Notwithstanding the above, the Company and Harlow agree as follows: (i) Harlow will promptly return to the Company all corporate items belonging to the Company in his possession, including all files, personal property, keys, Company credit cards, and the like, (ii) Harlow will promptly provide the Company with an accounting of any amounts outstanding and owed to him, including under Company credit cards, as well as any amounts he may owe to the Company; (iii) the Company will reimburse Harlow for all business expenses incurred by him under the Employment Agreement through the Effective Date upon receipt of appropriate documentation in accordance with Company policy; and (iv) Harlow agrees to promptly pay to the Company any amounts owed by him to the Company, with the understanding that the Company may set-off against any amounts it owes  to Harlow under this Agreement, any amounts owed by Harlow to the Company.

4.	Consideration.
	4.1	Severance Payments.

In consideration of the covenants and agreements contained herein, Harlow shall receive as severance, the following:

(a)        One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500.00), minus all legally required tax deductions, on the eighth day following execution of this agreement by Harlow so long as he has not revoked it as provided below (the net amount which shall be payable by the Company to Harlow shall be deposited by the Company in a segregated bank account following the execution hereof); and

(b)        On September 1, 2006, a payment equal to six weeks of paid vacation paid at his current base salary, minus all legally required tax deductions.

(c)       Reimbursement of the cost to continue his group medical insurance pursuant to that federal law commonly known as COBRA, through and including December 31, 2006 or until such time as he becomes eligible to participate in another employer's group medical insurance plan, which ever is sooner.

(d)       Vesting of all of his stock options previously granted by the Company as of July 31, 2006 shall continue up through and including March 10, 2007. Furthermore, notwithstanding any contrary provisions within the Company's Incentive Stock Plan, Harlow shall be permitted to exercise any and all such vested options through March 9, 2010.

(e)       The Company shall accelerate the vesting of 100% of the 100,000 shares of restricted stock granted to Harlow during 2006.

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(f)        Harlow may keep the laptop computer currently assigned to him. Upon Company request, Harlow agrees to submit said computer for inspection to the Company so as to insure that all company data and information has been deleted.

(g)       For as long as the Company continues to occupy its leased offices in Ft. Lauderdale, Harlow may remove the office furniture and other personal belongings which are now in his office and retain such office furniture and personal belongings for his own personal usage.

(h)        On or about September 1, 2006, the Company shall pay the outstanding balance on Harlow's golf club membership in an amount not to exceed Ten Thousand Five Hundred Dollars ($10,500.00).

5.	Affirmative Covenants.
	5.1	Consulting Services.

Company shall retain Harlow as an independent consultant for the month of August, 2006 for a fee of Thirty One Thousand Two Hundred and Fifty Dollars ($31,250.00), payable in accordance with the Company’s normal payroll practices. During this time Harlow shall provide advisory services and general assistance on a limited basis to, or on behalf of, the Company in connection with confirming matters or providing information relative to matters as to which he had principal responsibility while in the employ of the Company. These services shall be provided by Harlow from his personal residence or at the Company’s Dallas office.

5.2	Return of Company Materials.

As soon as practically possible, Harlow will deliver to the Company any and all Company property in his possession or under his control if requested to do so by the Company. For the purpose of this paragraph, the term "property" means all files, memoranda, minutes of Board meetings, employee files, documents, papers, agreements, keys, credit cards, records, computer hardware, computer software, computer apparatus, items of personal property, machinery and equipment or other materials, that belong to the Company or were purchased with funds or in the name of the Company, the lap top computer and office furniture described above excepted.

5.3	Non-Disparagement.

(a)       Harlow agrees that he shall not make or publish any negative, critical, disparaging, slanderous, or libelous statements about the Company or any of its current or future officers, directors, agents, employees, or representatives, and unless (and then only to the extent required by law), shall not disclose the terms and provisions of this Agreement to any third party, except to the extent previously publicly disclosed by the Company.

(b)        The Company agrees that neither it nor its officers, directors, agents, employees, or representatives shall make or publish negative, critical, disparaging, slanderous, or

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libelous statements about Harlow, and shall not disclose the terms and provisions of this Agreement to any third party, except to the extent the Company believes in good faith that such disclosure is necessary to comply with applicable securities or other laws.

5.4	Company Automobile.

Harlow agrees to promptly return to the Company the automobile leased by the Company on his behalf, together with all keys, relevant lease documentation and other pertinent maintenance and other records in his possession.  The Company understands and acknowledges that Harlow has been caused to guarantee the automobile lease, and in that regard, the Company agrees to indemnify and hold Harlow harmless against any and all liability relating to his guarantee of the automobile lease.

6.	Miscellaneous
	6.1	Notices.

All notices which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by telegraph or by registered certified mail, postage prepaid, as follows:

If to the Company:

Maverick Oil and Gas, Inc.
888 East Las Olas Blvd., Suite 400
Ft. Lauderdale, FL 33301
Attn: Chief Executive Officer

and

Maverick Oil and Gas, Inc.
16415 Addison Road No. 850
Addison, TX 75001
Attn: Chief Executive Officer

If to Harlow:
V. Ray Harlow
614 Poinciana Drive
Ft. Lauderdale, Florida 33301

Notice shall be deemed to have been given upon receipt thereof as to communications that are personally delivered or telegraphed and five (5) days after deposit of the same in any United States mail post office box in the state to which the notice is addressed, or seven (7) days after deposit of same in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above. Notice shall not be deemed given under the preceding sentence unless and until notice shall be given to all

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addressees above other than the sender. The addressees and addresses for the purpose of this Section may be changed by giving written notice of such change in the manner provided herein for giving notice. Unless and until such written notice is given, the addressees and addresses as stated, or as provided herein if no written notice of change has been given, shall be deemed to continue in effect for all purposes hereunder.

6.2	Applicable Law.

This agreement and all documents executed and delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of Florida other than and without giving effect to the laws of the State of Florida relating to choice of law.

6.3	Applicable Jurisdiction.

The parties hereby agree that any action, at law or in equity, arising under this Agreement or any of the other documents executed and delivered in connection herewith, shall be filed in and only in the Federal or State courts located within Broward County, Florida The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

6.4	Assignments.

This Agreement and the other documents executed and delivered in connection herewith shall be binding upon and inure to the benefit of the parties hereto and their respective personal and legal representatives, heirs, successors, and assigns; provided, however, that Harlow may not assign or transfer his rights in and to this Agreement or any other document executed and delivered in connection herewith, without the prior written consent of the Company.

6.5	Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invaliding the remainder of this Agreement.

6.6	Further Cooperation.

Each Party covenants and agrees to prepare, execute, acknowledge, file, record, publish, and deliver to the other Party such other instruments, documents, and statements including, without limitation, instruments and documents of assignment, transfer, and conveyance, and take such other action as may be reasonably necessary or convenient in the discretion of the requesting Party to carry out more effectively the purposes of this Agreement.

6.7	Entire Agreement.

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This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

6.8	Signatures of Counterpart.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

6.9	Opportunity to Consider, Review by Counsel and Right of Revocation.

Harlow acknowledges that he has read and understands the contents of this Agreement. Harlow acknowledges that he has been specifically advised by Company to consult with his own personal attorney before signing it and that he may take up to twenty-one (21) days to consider its terms before signing it. . Harlow acknowledges that if he does sign it prior to the Twenty-First day (21st) he does so on a purely voluntarily basis and of his own free will, without coercion and with full knowledge of what it means to do so. The parties agree that any changes to this Agreement, material or immaterial, will not restart the running of the twenty-one (21) day period.

Harlow acknowledges and understands that for a period of seven (7) days after he signs this Agreement he may revoke or cancel it by written notification to Stephen Cohen at the Company, and that this Agreement will not become effective until that seven (7) day period has passed. This seven (7) day revocation period is not waivable. Nothing contained in this Agreement shall affect Harlow's right to challenge the knowing and voluntary nature of or validity of Harlow's Age Discrimination waiver under the Older Worker Benefit Protection Act.

6.10	Cooperation of Harlow.

Through the end of the originally scheduled term of his Employment Agreement, Harlow agrees that, without additional cost to the Company (except for reimbursement of direct expenses) he will cooperate with the Company and Company’s counsel in providing cooperation and assistance with respect to matters involving the Company to the extent they involve matters for which Harlow as a former executive officer had knowledge and involvement. Harlow warrants that, upon reasonable notice and at mutually agreeable times and places, he will make himself available to the Company by telephone or in person. The Company will reimburse Harlow for reasonable and necessary direct expenses incurred by him in connection with any requests to provide assistance.

THIS SPACE LEFT INTENTIONALLY BLANK

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YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

MAVERICK OIL & GAS, INC.
By: /s/ John Ruddy JOHN RUDDY, CHIEF FINANCIAL OFFICER

/s/ V. Ray Harlow
V. RAY HARLOW

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